Exhibit 99.1
PETER H. SODERBERG NAMED CHIEF EXECUTIVE OFFICER OF HILLENBRAND INDUSTRIES
BATESVILLE, IN., February 9, 2006 – Peter H. Soderberg, 59, a longtime executive within the healthcare industry, will become the new Chief Executive Officer of Hillenbrand Industries, Inc. (NYSE:HB) effective March 20, 2006. Soderberg, who has been a member of the Board of Hillenbrand Industries since 2002, will succeed Rolf Classon, who has been interim CEO since May, 2005.

Soderberg is currently serving as President and Chief Executive Officer of Welch Allyn, Inc., a leading global manufacturer of medical devices and precision light sources. He has been in his current role since 2000 and has led its medical business for the past 10 years. During his six years as CEO, the company has had remarkable mid-teens compounded annual sales and earnings growth. The strategic direction of Welch Allyn, Inc. has been redefined under his leadership, and he has concluded multiple successful acquisitions to create a world class medical technology company and brand.
“We are extremely excited and proud about the addition of Peter to the Hillenbrand Industries management team. His track record, energy, and knowledge of our industry and its dynamics provide great confidence to the Board that he is the right person to lead the company. Peter is customer-focused, a visionary leader and a very successful CEO. He and Rolf Classon, our incoming Board Chairman, will collaborate very effectively to help take our company to new levels. I believe our shareholders are very fortunate and will be well served with such a capable team for our future,” said Ray Hillenbrand, Chairman of the Board.
Prior to joining Welch Allyn, Soderberg was the President of Johnson & Johnson Health Management from 1989 to 1993. His successful career with J&J began in 1968 where he held numerous operations, marketing, and senior management positions over the years, including an international service executive role in Australia. He holds a degree in engineering from Yale University.
“Without a doubt, this will be the most exciting challenge I have had in my career. Hill-Rom and Batesville Casket are two very strong and admired brands in their industries and I very much look forward to continuing to build on their great legacies. I am indeed honored that the Board with whom I have worked so intensely for the past four years would place their confidence in me to take on the challenges, and capture the opportunities, ahead,” said Soderberg. “I particularly look forward to working with Rolf, whose brief tenure as CEO has renewed our confidence that Hillenbrand Industries can once again meet and exceed customers’, employees’, and shareholders’ expectations in today’s dynamic times.”
Peter Soderberg is well known and respected in the global healthcare and medical device industry. He serves on the Board and Executive Committee of AdvaMed, the largest medical technology trade association in the world, and on the Board of Greatbatch, Inc. (NYSE:GB), a developer and manufacturer of critical components for implantable medical devices. Peter will be the first externally recruited CEO in the history of Hillenbrand Industries.
Joanne Smith, M.D., President, Rehabilitation Institute of Chicago, National Division, and Vice Chairperson of the Board of Hillenbrand Industries and member of the Board CEO search committee, made the following comments on Peter Soderberg‘s election as the new CEO: “Peter’s careful remodeling of Welch Allyn demonstrates his capability to reposition a company to succeed against the 21st century challenges and asserts the primacy of shareholders and customers. With a broad and engaging mind, a passion for innovation and technology, and a compelling vision for the future of healthcare, Peter represents a leader who can take Hillenbrand Industries to new greatness.”
About Hillenbrand Industries:
Hillenbrand Industries, Inc, headquartered in Batesville, Indiana, is a publicly traded company with two wholly owned businesses that are leaders in the health care and funeral services industries. Hill-Rom Company was founded in 1929 by John A. Hillenbrand and in 2005 grew to over $1.27 billion in revenues as a leading manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Hill-Rom employs more than 6,300 people and has numerous manufacturing, sales and distribution facilities located throughout the world. Batesville Casket Company was purchased in 1906 under Mr. Hillenbrand’s leadership and has grown to be a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. Batesville Casket Company employs more than 3,000 people at numerous manufacturing, sales and distribution facilities throughout North America. In 2005, Batesville Casket’s revenues exceeded $659 million.
About Welch Allyn:
Welch Allyn, Inc. was founded in 1915 and today is one of the largest privately-held medical device companies in the world. Welch Allyn is a leading manufacturer of innovative medical diagnostic and therapeutic devices, external cardiac defibrillators, patient monitoring systems, and miniature precision lamps. Headquartered in Skaneateles Falls, New York, USA, Welch Allyn employs more than 2,100 people and has numerous manufacturing, sales, product development and distribution facilities located throughout the world. Additional information on Welch Allyn and its products may be found at www.welchallyn.com.
CONTACTS: Financial Analysts and Investors and News Media: Patrick de Maynadier, Vice President and General Counsel, 812.934.7670; of Hillenbrand Industries. www.hillenbrand.com